Exhibit 99.2

Sarepta Therapeutics Announces Pricing of $325 Million Public Offering of Common Stock

CAMBRIDGE, MA — July 24, 2017 — Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a U.S. commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases, today announced that it has priced an underwritten public offering of an aggregate of 7.65 million shares of its common stock at a price to the public of $42.50 per share. In addition, Sarepta has granted the underwriters a 30-day option to purchase up to approximately 1.15 million additional shares of its common stock on the same terms and conditions as the initial shares sold to the underwriters. Sarepta anticipates the gross proceeds from the offering, before deducting the underwriter discounts and commissions and other offering expenses, to be approximately $325 million, excluding any exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about July 27, 2017, subject to customary closing conditions.

Goldman Sachs and Co. LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the proposed offering. Credit Suisse Securities (USA) LLC is also acting as a joint book-runner. Robert W. Baird & Co. Incorporated, Nomura Securities International, Inc. and William Blair & Company, L.L.C. are acting as co-managers.

Sarepta intends to use the net proceeds from the offering principally for the continuation and initiation of further clinical trials, commercialization, manufacturing, business development activities including the potential licensing or acquisition of complementary products and technologies and other general corporate purposes.

The shares are being offered by Sarepta pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from the offices of Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Sarepta, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sarepta Therapeutics

Sarepta Therapeutics is a U.S. commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases. The Company is primarily focused on rapidly advancing the development of its potentially disease-modifying Duchenne muscular dystrophy (DMD) drug candidates.

Forward-Looking Statements

This press release contains statements that are forward-looking, including the statements about the completion, timing and size of the proposed public offering of Sarepta’s common stock, the expected net proceeds from the offering and Sarepta’s expected use of the net proceeds from this offering, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control, including risk and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Sarepta will be able to complete the public offering on the anticipated terms, or at all. Applicable risks also include those that are included in the “Risk Factors” section of Sarepta’s Annual Report on Form 10-K for the year ended December 31, 2016, and any subsequent SEC filings, including the final prospectus supplement related to the proposed offering to be filed with the SEC. Any forward-looking statement in this press release represents Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof, except as required by applicable law.

Source: Sarepta Therapeutics, Inc.

Media and Investors:

Sarepta Therapeutics, Inc.

Ian Estepan, 617-274-4052

iestepan@sarepta.com

or

W2O Group

Brian Reid, 212-257-6725

breid@w2ogroup.com